Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-120672 of WellCare Health Plans, Inc. on Form S-1 of our reports dated February 12, 2004, except for Note 15, which is as of June 7, 2004, on the WellCare Holdings, LLC consolidated financial statements as of December 31, 2003 and for the year then ended and as of December 31, 2002 and for the five-month period then ended, and on the Predecessor combined financial statements for the seven-month period ended July 31, 2002 and the year ended December 31, 2001, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 12, 2004 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
December 15, 2004